                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        Adobe Systems Incorporated
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Merrill Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
*    Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                           ADOBE SYSTEMS INCORPORATED
                              1585 Charleston Road
                                 P.O. Box 7900
                      Mountain View, California 94039-7900

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 5, 1995

To the Shareholders:

    Please take notice that the Annual Meeting of the Shareholders of Adobe Systems Incorporated, a California corporation, will be held on April 5, 1995, at 1:30 p.m., local time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 for the following purposes:

        1. To elect four (4) Class II directors of the Company to serve for a two-year term.

        2. To approve an amendment to the Company's Restricted Stock Option Plan (for outside directors and consultants only), (i) increasing by 250,000 the number of shares reserved for issuance under the Plan,
           (ii) increasing to 10,000 from 7,500 the number of shares subject to options automatically granted each year to non-employee directors and available to be granted to a consultant, and (iii) increasing to 15,000 from 7,500 the number of shares subject to options automatically granted to a new non-employee director upon joining the Board.

        3. To ratify the appointment of KPMG Peat Marwick as the independent public accountants of the Company for the next fiscal year.

        4. To transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on February 16, 1995 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                          By Order of the Board of Directors

                                          Colleen M. Pouliot
                                          VICE PRESIDENT, GENERAL COUNSEL &
                                          SECRETARY

Mountain View, California
February 28, 1995

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POST-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                           ADOBE SYSTEMS INCORPORATED
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 5, 1995

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INFORMATION CONCERNING SOLICITATION AND VOTING...........................      1
PROPOSAL ONE -- ELECTION OF DIRECTORS....................................      2
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............      5
EXECUTIVE COMPENSATION AND OTHER INFORMATION.............................      6
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE...........................      9
DIRECTOR COMPENSATION....................................................     12
PERFORMANCE GRAPH........................................................     13
PROPOSAL TWO -- APPROVAL OF AN INCREASE IN THE (i) SHARE RESERVE; (ii)
  AUTOMATIC ANNUAL GRANTS TO NON-EMPLOYEE DIRECTORS (AND AVAILABLE GRANTS
  TO CONSULTANTS); AND (iii) INITIAL GRANT TO A NEW NON-EMPLOYEE DIRECTOR
  UNDER THE RESTRICTED STOCK OPTION PLAN.................................     14
PROPOSAL THREE -- RATIFICATION OF APPOINTMENT OF AUDITORS................     16
OTHER BUSINESS...........................................................     17
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING.............     17

                                PROXY STATEMENT

                                 -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                           ADOBE SYSTEMS INCORPORATED

                                 --------------

    The accompanying proxy is solicited by the Management of Adobe Systems Incorporated (the "Company") for use at its Annual Meeting of Shareholders to be held on April 5, 1995, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 at 1:30 p.m., local time, or at any adjournment thereof.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The principal executive offices of the Company are at 1585 Charleston Road, P.O. Box 7900, Mountain View, California 94039-7900. The Company's telephone number at that location is (415) 961-4400. The date of this Proxy Statement is February 28, 1995, the approximate date on which these proxy solicitation materials and the Annual Report to Shareholders for the fiscal year ended November 25, 1994, including financial statements, were first sent or given to shareholders entitled to vote at the meeting.

    This solicitation of proxies is made on behalf of the Management of the Company and the associated cost will be borne by the Company. The Company has engaged Kissel-Blake, Inc. ("Kissel-Blake") to assist in the solicitation of proxies for the meeting. The Company will pay $10,000 in fees for Kissel-Blake's services and will reimburse Kissel-Blake for reasonable out-of-pocket expenses.

    In addition to solicitation by mail and by Kissel-Blake, Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in so doing.

RECORD DATE, VOTING AND REVOCABILITY OF PROXIES

    The Company had outstanding on February 16, 1995, (the "Record Date") 62,109,898 shares of Common Stock, without par value, all of which are entitled to vote on all matters to be acted upon at the meeting. The Company's By-Laws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for transaction of business. Each shareholder is entitled to one vote for each share held on the Record Date. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described.

    An affirmative vote of a majority of shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration, other than the election of directors, which is determined by a plurality of the votes cast if a quorum is present and voting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Abstentions will be included in tabulations of the votes cast for purposes of determining whether a proposal has been approved. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with the Secretary of the Company a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Board has nominated Messrs. Warnock, Sedgewick, Spencer and Carter to serve as Class II directors of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the Proxies will be voted for the election of such other persons for the office of director as Management may recommend in the place of such nominee.

    THE BOARD RECOMMENDS VOTING "FOR" THE FOUR NOMINEES LISTED BELOW.

INFORMATION REGARDING NOMINEES

    The number of directors authorized by the Company's By-Laws is a range from four to eight, with the exact number to be fixed by the Board. The exact number is currently fixed at eight. The Company's By-Laws provide that the directors shall be divided into two classes, as nearly equal in number as possible, with the classes of directors serving for staggered, two-year terms. The four Class II directors to be elected at the 1995 Annual Meeting are to be elected to hold office until the 1997 Annual Meeting and until their successors have been elected and qualified.

    The following table sets forth the name and age of each nominee, and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years, and the period during which each has served as a director of the Company:

INCUMBENT CLASS I DIRECTORS FOR A TERM EXPIRING IN 1996:

                                                       PRINCIPAL OCCUPATION
             NAME                                   DURING THE PAST FIVE YEARS                           AGE        YEAR
- ------------------------------  -------------------------------------------------------------------  -----------  ---------
Charles M. Geschke              Dr. Geschke was a founder of the Company and has been its President          55        1982
                                since April 1989. He has been a director since 1982, and was Chief
                                Operating Officer from December 1986 until July 1994. From October
                                1972 until founding the Company, Dr. Geschke was the Manager of the
                                Imaging Sciences Laboratory at Xerox Corporation's Palo Alto
                                Research Center. Dr. Geschke received a Ph.D. in computer science from Carnegie Mellon University.
William R. Hambrecht            Mr. Hambrecht has been a director of the Company since December              59        1982
                                1982. Since April 1992, he has been Chairman of the Board of
                                Hambrecht & Quist Group and Hambrecht & Quist Incorporated, a
                                subsidiary of Hambrecht & Quist Group. From April 1992 until
                                October 1994, he also served as Co-Chief Executive Officer of both entities. From April 1986 to April 1992, Mr. Hambrecht served as
                                President of both entities, as well as a Director of Hambrecht &
                                Quist Group and Co-Chief Executive Officer of Hambrecht & Quist
                                Incorporated.
Delbert W. Yocam                Mr. Yocam has been a director of the Company since February 1991.            51        1991
                                He is an independent consultant. From September 1992 until November
                                1994, he served as President, Chief Operating Officer and a director of Tektronix, Inc. Prior to joining Tektronix, Inc., Mr.
                                Yocam was an independent consultant. He was employed by Apple
                                Computer, Inc. from 1979 to 1989, serving as Executive Vice
                                President and Chief Operating Officer from 1986 to 1988,

                                                       PRINCIPAL OCCUPATION
             NAME                                   DURING THE PAST FIVE YEARS                           AGE        YEAR
- ------------------------------  -------------------------------------------------------------------  -----------  ---------
                                and as President of Apple Pacific, a division of Apple Computer,
                                Inc., from 1988 to 1989. Mr. Yocam is a director of AST Research,
                                Inc. and Oracle Corporation.
Paul Brainerd                   Mr. Brainerd became a director of the Company on August 31, 1994,            47        1994
                                the closing date of the Company's acquisition of Aldus Corporation.
                                From January 1984 until August 1994, he was President and a director of Aldus Corporation. From August 1993 until August 1994, he was Chairman of the Board of Aldus. Mr. Brainerd is a director of The Brainerd Foundation, a non-profit environmental foundation.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS FOR A TERM EXPIRING IN 1997:
John E. Warnock                 Dr. Warnock was a founder of the Company and has been its Chairman           54        1982
                                of the Board since April 1989. He has been a director and Chief
                                Executive Officer since 1982. From April 1978 until founding the
                                Company, Dr. Warnock was Principal Scientist of the Imaging
                                Sciences Laboratory at Xerox Corporation's Palo Alto Research
                                Center. Dr. Warnock received a Ph.D. in electrical engineering from the University of Utah. Dr. Warnock is a director of Evans &
                                Sutherland Computer Corporation.
Robert Sedgewick                Prof. Sedgewick has been a director of the Company since January             48        1990
                                1990. He is the William O. Baker Professor of Computer Science at
                                Princeton University, where he served as Chairman of the Department of Computer Science from 1985 to 1994. He is the author of a widely used series of textbooks on algorithms. Prof. Sedgewick holds a
                                Ph.D. in computer science from Stanford University.
William J. Spencer              Dr. Spencer has been a director of the Company since October 1992.           64        1992
                                Since October 1990, he has been President and Chief Executive
                                Officer of SEMATECH. From May 1986 until October 1990, he was Group
                                Vice President and Senior Technical Officer of Xerox Corporation.
                                Dr. Spencer is a director of Executone Information Systems.
Gene P. Carter                  Mr. Carter became a director of the Company on August 31, 1994. Mr.          60        1994
                                Carter has been a private investor since 1984, and since 1989 has been Chairman of Portable Energy Products, Inc., a privately held manufacturer of rechargeable energy cells for the portable instrumentation market. He is a director of Chips & Technologies,
                                Inc.

BOARD MEETINGS AND COMMITTEES

    Messrs. Hambrecht, Sedgewick and Yocam served as members of the Executive Compensation Committee throughout fiscal 1994. The Executive Compensation Committee held six meetings during fiscal 1994. The responsibilities of the Executive Compensation Committee are set forth under "Report of the Executive Compensation Committee."

    Messrs. Warnock and Geschke served as members of the Employee Grant Committee during fiscal 1994. The Employee Grant Committee (which reviews and approves grants of options and restricted stock to non-officer employees under the Company's 1994 Stock Option Plan and 1994 Performance and Restricted Stock Plan, respectively) acted thirty-two times by written consent during fiscal 1994.

    Mr. Spencer served as a member of the Audit Committee throughout fiscal 1994. Mr. Hambrecht served on the Audit Committee through August 1994, and then Mr. Brainerd replaced him. The Audit Committee (which reviews and approves (i) the scope of the audit performed by the Company's independent public accountants and (ii) the Company's accounting principles and internal accounting controls) held one meeting during fiscal 1994.

    The Board of Directors established the Investment Committee in February 1994, and the Committee held two meetings during the fiscal year. The Investment Committee evaluated the advisability of the Company investing in an outside-managed venture capital fund focused on startup companies in the same industry as the Company and continues to monitor the performance of the fund. Directors Sedgewick and Yocam served as members the entire year and Director Carter joined this Committee in September 1994.

    The Company does not have a nominating committee nor any committee performing such functions.

    During fiscal 1994, the Board of Directors held seventeen meetings. All directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of January 13, 1995: (a) by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) the Chief Executive Officer of the Company; (c) each of the four other most highly compensated executive officers of the Company (determined at fiscal year-end, 1994); (d) by each director of the Company; and (e) by all executive officers and directors of the Company as a group.

                                                                          AMOUNT AND NATURE OF
                                                                               BENEFICIAL         PERCENT OF COMMON
                                  NAME                                      OWNERSHIP (1)(2)      STOCK OUTSTANDING
- ------------------------------------------------------------------------  ---------------------   -----------------
The Prudential Insurance Co. of America ................................     5,199,423(3)                8.7%
  Prudential Plaza
  Newark, NJ 07102
John E. Warnock.........................................................     1,223,929(4)                2.0%
Charles M. Geschke......................................................       957,853(5)                1.6%
Stephen A. MacDonald....................................................       398,534(6)                 *
David B. Pratt..........................................................       172,193(7)                 *
M. Bruce Nakao..........................................................       168,299(8)                 *
William R. Hambrecht....................................................        83,484(9)                 *
Robert Sedgewick........................................................        43,700(10)                *
William J. Spencer......................................................        27,500(11)                *
Delbert W. Yocam........................................................        37,500(12)                *
Gene P. Carter..........................................................       113,504(13)                *
Paul Brainerd...........................................................     2,899,100(14)               4.7%
All directors and executive officers as a group (13 persons)............     6,273,491(15)              10.2%

- --------------
 *  Less than 1%
 (1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
 (2) As to any shares issuable upon exercise of outstanding options identified in the footnotes to this table, those shares exercisable on January 13, 1995 or within 60 days thereafter are included.
 (3) Of the shares attributed to The Prudential Insurance Company of America, it has sole voting power and sole dispositive power for 522,500 shares, shared dispositive power for 4,676,923 shares, and shared voting power for 3,926,123 shares. This information was provided to the Company pursuant to
    Schedule 13G as of December 31, 1994.
 (4) Of the shares attributed to Dr. Warnock, 8,400 shares are held in trust for the benefit of members of Dr. Warnock's family. Includes 303,508 shares issuable upon exercise of outstanding options.
 (5) Of the shares attributed to Dr. Geschke, 694,921 shares are held in trust for the benefit of members of Dr. Geschke's family. In addition, 52,100 shares are held in the name of the Charles M. Geschke and Nancy A. Geschke Foundation. Dr. Geschke disclaims beneficial ownership of any shares held by
    the  foundation.  Includes   210,832  shares  issuable   upon  exercise   of
    outstanding options.
 (6) Includes 384,598 shares issuable upon exercise of outstanding options.
 (7) Of the shares attributed to Mr. Pratt, 1,503 shares are held in trust for members of Mr. Pratt's family. Includes 158,915 shares issuable upon exercise of outstanding options.
 (8) Of the shares attributed to Mr. Nakao, 100 shares are held for the benefit of his minor son. Includes 146,499 shares issuable upon exercise of outstanding options.
 (9) Of the shares attributed to Mr. Hambrecht, 5,984 shares are held in trust for members of Mr. Hambrecht's family. Includes 77,500 shares issuable upon exercise of outstanding options.
(10) Includes 42,500 shares issuable upon exercise of outstanding options.
(11) Includes 27,500 shares issuable upon exercise of outstanding options.
(12) Includes 37,500 shares issuable upon exercise of outstanding options.
(13) Of the shares attributed to Mr. Carter, 83,504 shares are held in trust for the benefit of Mr. Carter's family. Includes 30,000 shares issuable upon exercise of outstanding options.
(14) Of the shares attributed to Mr. Brainerd, 890,000 shares are held in the name of The Brainerd Foundation. Mr. Brainerd disclaims beneficial ownership of any shares held by the foundation. Includes 7,500 shares issuable upon exercise of outstanding options.
(15) Includes 1,610,964 shares issuable upon exercise of outstanding options.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides information concerning the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers ("named executive officers") of the Company for the fiscal years ended November 27, 1992, November 26, 1993, and November 25, 1994:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                               AWARDS
                                                                       -----------------------
                                          ANNUAL COMPENSATION           SECURITIES UNDERLYING
            NAME AND               ----------------------------------         OPTIONS/               ALL OTHER
       PRINCIPAL POSITION            YEAR     SALARY ($)  BONUS ($)(1)       SARS (#)(2)        COMPENSATION ($)(3)
- ---------------------------------  ---------  ----------  -----------  -----------------------  -------------------
John E. Warnock .................       1994  $  318,762   $ 268,069           100,000              $    45,754
  Chairman of the Board                 1993     273,011     186,836            90,000                   37,841
  and Chief Executive                   1992     259,992     146,247            80,000                   36,683
  Officer
Charles M. Geschke ..............       1994     318,762     268,069           100,000                   46,841
  President                             1993     273,011     186,836            90,000                   38,849
  and Director                          1992     259,992     146,247            80,000                   37,651
Stephen A. MacDonald ............       1994     251,010     169,425            50,000                   37,532
  Senior Vice President and             1993     240,609     131,729            70,000                   32,470
  General Manager,                      1992     227,016     102,156           130,000(4)                30,427
  System Products Division
David B. Pratt ..................       1994     239,209     160,264            50,000                   43,733
  Senior Vice President and             1993     204,817     112,132            70,000                   38,070
  General Manager,                      1992     196,932      88,620            50,000                   38,657
  Application Products
  Division
M. Bruce Nakao ..................       1994     218,021     121,215            44,000                   37,797
  Senior Vice President,                1993     200,008      91,250            50,000                   32,207
  Finance and                           1992     180,000      92,250            40,000                   31,291
  Administration, Chief
  Financial Officer

- --------------
(1) Some of the amounts shown in this column reflect payments under the Company's Profit Sharing Plan in which all employees of the Company participate.

(2)   These numbers reflect the two-for-one stock split effective July 27, 1993.

(3) The amounts disclosed in this column for fiscal 1994 include payment by the Company on behalf of the named executive officers of:

     (a) Life insurance premiums in the following amounts: Dr. Warnock, $13,360; Dr. Geschke, $14,235; Mr. MacDonald, $11,100; Mr. Pratt, $14,235; and Mr. Nakao, $12,015.

     (b) The dollar value of the remainder of the life insurance premium as follows: Dr. Warnock, $12,797; Dr. Geschke, $12,690; Mr. MacDonald, $10,462; Mr. Pratt, $13,295; and Mr. Nakao, $11,298.

     (c) Disability insurance premiums in the following amounts: Dr. Warnock, $11,181; Dr. Geschke, $11,408; Mr. MacDonald, $8,745; Mr. Pratt,
         $9,110; and Mr. Nakao, $7,814.

     (d) Company contributions under the Company's 401(k) Plan in the following amounts: Dr. Warnock, $8,416; Dr. Geschke, $8,508; Mr. MacDonald, $7,225; Mr. Pratt, $7,093; and Mr. Nakao, $6,670.

     (4) Includes grant of option to buy 70,000 shares of Common Stock under the Company's 1984 Stock Option Plan in September 1991 at $22.375 per share, which was amended in April 1992 as part of a repricing and extended vesting schedule made available to all optionees.

STOCK OPTIONS

    The following table provides details regarding stock options granted to the named executive officers in fiscal 1994 under the Company's 1994 Stock Option Plan. In addition, in accordance with Securities and Exchange Commission ("SEC") rules, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                              --------------------------------------------------------------
                                NUMBER OF                                                     POTENTIAL REALIZABLE VALUE
                               SECURITIES                                                     AT ASSUMED ANNUAL RATES OF
                               UNDERLYING     % OF TOTAL OPTIONS/                              STOCK PRICE APPRECIATION
                                OPTIONS/        SARS GRANTED TO     EXERCISE OR                   FOR OPTION TERM(3)
                                  SARS           EMPLOYEES IN       BASE PRICE   EXPIRATION   --------------------------
            NAME              GRANTED(#)(1)       FISCAL YEAR        ($/SH)(2)      DATE         5%($)         10%($)
- ----------------------------  -------------  ---------------------  -----------  -----------  ------------  ------------
John E. Warnock.............      100,000              4.38%         $   25.38      6/23/04   $  1,595,820  $  4,044,121
Charles M. Geschke..........      100,000              4.38              25.38      6/23/04      1,595,820     4,044,121
Stephen A. MacDonald........       50,000              2.19              25.38      6/23/04        797,910     2,022,061
David B. Pratt..............       50,000              2.19              25.38      6/23/04        797,910     2,022,061
M. Bruce Nakao..............       44,000              1.93              25.38      6/23/04        702,161     1,779,413

- --------------

(1) The options were granted June 23, 1994 and became exercisable beginning July 23, 1994. The options vest in the amount of 2.08% per month for the first 24 months, and 4.17% per month for the next 12 months. The options permit withholding of shares to satisfy tax obligations upon exercise. The price of each option share, paid at the time of exercise, is the fair market value of a share of the Company's Common Stock on the date of grant. The option term is for a period of ten years from the date of grant unless (1) the optionee's employment terminates sooner, in which event the options expire three months after the date of termination, (2) the termination is caused by optionee's death or disability, in which event the exercise period is twelve months from the date of death or disability, or (3) a change of control in which the Company is not the surviving corporation, in which event the outstanding options will become fully exercisable prior to such change of control unless the acquiring corporation assumes the options or issues substitute options as a condition precedent to concluding the transaction. If the exercise of options within the applicable time periods would subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended, the options will remain exercisable until the earliest to occur of (i) the tenth day following the day on which the optionee would no longer be subject to such suit, (ii) the 190th day after the optionee's termination of employment, or (iii) the option termination date.

(2) The exercise price may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) The potential gain is calculated from the closing price of the Company's Common Stock on the date of grant. These amounts represent certain assumed rates of appreciation only as set by the SEC. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

      Using the same analysis, all holders of Common Stock as of the Company's fiscal year-end would potentially gain approximately $978 million at 5%, and $2.5 billion at 10% rates of stock price appreciation.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table shows stock options exercised by named executive officers during fiscal 1994, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/SARS
                                  SHARES                           FY-END (#)               AT FY-END ($)(1)
                               ACQUIRED ON      VALUE      --------------------------  ---------------------------
            NAME               EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- -----------------------------  ------------  ------------  -----------  -------------  ------------  -------------
John E. Warnock..............       77,046   $  1,745,297     279,830        182,918   $  4,101,195   $ 1,419,235
Charles M. Geschke...........      209,376      4,481,272     187,082        182,918      1,974,515     1,419,235
Stephen A. MacDonald.........       30,000        717,188     356,472        131,044      7,464,729     1,079,159
David B. Pratt...............       23,334        443,263     143,706        112,294      1,680,931       845,569
M. Bruce Nakao...............        9,000        184,875     134,581         89,419      1,950,160       685,590

- --------------

(1) Fiscal year ended November 25, 1994. The closing market price on that date for the Company's Common Stock was $32.25.

CERTAIN TRANSACTIONS

    Derek J. Gray, Senior Vice President and General Manager of Adobe Systems Europe, is a major shareholder of McQueen Holdings Limited, a U.K. company of which the Company is also a 10% shareholder, and to which the Company in 1994 paid approximately $13.5 million for services for production of application products distributed outside of the U.S. and Japan. In addition, the Company has guaranteed a total payment over the next three years to McQueen of $15.8 million for additional services such as customer support and information systems. Also, the Company has guaranteed a total payment of $2.3 million to McQueen for rent of a building over five years. In January 1995, Mr. Gray sold his shares back to McQueen in exchange for a promissory note for approximately 2 million pounds sterling. The principal amount of the note is payable in five annual installments, with interest at a rate of 8% payable semi-annually.

    Prior to its acquisition by Adobe, Aldus entered into Senior Management Employment Agreements with its executive officers, including Mr. Gray. The acquisition of Aldus triggered "change in control" provisions of such agreements, which provide for continued employment terms substantially equivalent to those immediately prior to the acquisition for the two years following the acquisition. The agreements also provide that an immediate payment of a lump sum is triggered if, following a change in control, employment is terminated by the executive for "good reason" or by the Company for any reason other than for death, disability or "cause." The lump sum is equal to (i) three years base salary (reduced each month following a change in control by .015 times the aggregate base salary, but not below two years' base salary) and (ii) two times a percentage of the executive's annual base salary that approximates an average annual bonus. The agreements also provide for two years' continuation of life, health and other employee welfare benefit plans and the cash payment of vacation and other accrued benefits. In connection with his acceptance of his position with Adobe, Mr. Gray acknowledged that this position was substantially equivalent to his position with Aldus and does not trigger the "good reason" provision in the agreement.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "34 Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company does prepare
Section 16(a) forms on behalf of its officers and directors based on the information provided by them. Based solely on review of this information, including written representations that no other reports were required, the Company believes that, during the 1994 fiscal year, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering three transactions by a member of his immediate family sharing the same household, was filed late by its Director John E. Warnock.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

    The Executive Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside, non-management directors. No member of the Committee is a former or current officer of the Company. The Committee is responsible for setting and administering the policies governing annual compensation of executive officers, including cash compensation and stock ownership programs.

COMPENSATION POLICIES

    The Company operates in the competitive and rapidly changing high technology business environment. The goals of the Company's executive compensation program are to motivate executives to achieve the Company's business objectives in this environment and reward them for their achievement, foster teamwork, and attract and retain executive officers who contribute to the long-term success of the Company. During fiscal 1994, the Committee utilized salary, bonus and stock options to meet these goals. In December 1994, the Committee also granted performance units to the executive officers under the 1994 Performance and Restricted Stock Plan (the "Performance Plan") approved by the shareholders in August 1994.

    Guiding principles are to provide compensation levels which are comparable to those offered by other leading high technology companies, and align the interests of officers with the long-term interests of shareholders through stock compensation. Another principle is that a substantial portion of each executive's compensation be in the form of a bonus contingent upon the Committee's judgment of the operating performance of the Company. However, the Committee retains the authority to alter the bonus amounts because qualitative factors and long-term results need to be evaluated as well as the short-term operating results. In 1994, the Committee considered factors such as market share increases, new product development and return on equity.

    In January 1994, the Committee adopted a revised management incentive bonus program in which executive officers participate. In an effort to more directly link executives' bonuses to Company performance, the program contained targets specifically tied to revenue and operating profit levels for fiscal 1994. However, the Committee has retained the authority to alter the incentive payout based on other factors related to Company performance in the discretion of the Committee. Additional factors would include market share increases, new product development and return on shareholders equity. In addition, the Board revised the Company's corporate bonus plan in December 1993 to be structured as a profit sharing plan beginning the first quarter of fiscal 1994. Executive officers, as well as all employees, participate in this plan.

    In June 1994, the Board revised the 1989 Restricted Stock Plan to provide for performance-based awards and to increase the share reserve under that plan (the "Performance Plan"). Following shareholder approval of these revisions in August 1994, the Committee granted performance units to executive officers in December 1994 covering a three-year performance period beginning with the Company's 1995 fiscal year.

The performance units will be payable in stock of the Company at the end of the three-year performance cycle, but only if the Company achieves targeted levels of revenue growth and operating margin. The Committee believes that these performance awards further its objective of foregoing a closer link between the executives' compensation and the Company's longer-term financial performance. The Committee expects that the size of annual option grants beginning in fiscal 1995 will be reduced since performance units are expected to be granted annually. The Committee believes that annual option grants continue to provide motivation for the executive officers and align their interests with the interests of shareholders.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the named executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and any options granted under the 1994 Stock Option Plan or performance units or shares granted under the Performance Plan will meet the requirement of being performance-based, the Committee believes that this section will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.

COMPENSATION COMPONENTS

    The salary portion of executive compensation, including that of the Chief Executive Officer, is determined annually by reference to the Radford Associates Management survey of high technology companies. The executive officers are matched to each position by comparing their responsibilities to the survey description most accurately representing their position with the Company by content, organizational level and revenue. Given the officers' levels of responsibility and the past performance of the Company, the Committee targets a high percentile competitive position as stated by the survey in determining salary for each executive officer. The annual total cash compensation (salary plus incentive bonus) for each executive officer is targeted at a very high percentile competitive position as stated by the survey.

    Following the Company's acquisition of Aldus Corporation in August 1994, the Committee evaluated changes in the executives' compensation since, as a result of the merger, the category of comparable companies as stated by the survey had changed from the $200-$500 million range to the $500 million-$1 billion range. The Committee decided that, since each executive was new to the position by virtue of the change in the size of the Company, the Committee would target the median or slightly higher percentile in the Radford survey for the salary compensation. As the executives mature in their respective positions, the Committee expects to return to its targeted high percentile competitive position for salary compensation as stated by the survey.

    A substantial portion of the annual compensation of each executive officer is in the form of an incentive bonus, which becomes a greater portion of an officer's potential total compensation as the executive's level of responsibility increases. The bonus is computed as a percentage of base salary and is established annually. In fiscal 1994, the target level of bonus equaled or exceeded 50% of salary for each of the top five executive officers. The actual amount of each bonus was determined by reference to the revised management incentive bonus program, which contains targets specifically tied to revenue and operating profit levels on a quarterly basis. If the Company's performance exceeds the targets on an annual basis, then an additional bonus up to twenty percent of the annual target bonus is included in the program. The Committee has the authority to alter the incentive payout based on other factors related to Company performance, such as market share increases, new product development and return on equity. The Committee did not assign weights to each of these factors but considered overall profitability and operating results as measured against the annual budget as updated more important than the other performance measures listed.

    In 1994, the Committee awarded bonuses on a quarterly basis. Full target bonuses were paid for each quarter based on the revised management incentive bonus program, which focused on the Company's revenue and operating profit performance against the budget in those quarters. Also, for the year, an additional bonus was paid consistent with the program since the Company exceeded the targeted revenue and operating profit levels. Executive officers also participated with all Company employees in the

Company's corporate profit sharing plan, under which a bonus up to ten percent of each employee's base salary, payable quarterly, is awarded depending upon the Company's overall performance based on revenue, expenses and earnings. In addition, if the Company's performance exceeds the targets on an annual basis, then an additional bonus up to two percent of the base salary is paid in the form of a Company contribution into the employee's 401(k) account. Based on the Company's level of revenue and operating profit versus budget for each quarter of 1994, this bonus also was paid in full for each quarter, and an additional amount was awarded for the year.

    In addition, in fiscal 1994, the Committee utilized stock options to motivate and retain executive officers. The Committee believes that this form of compensation closely aligns the officers' interests with those of shareholders and provides a major incentive to officers in building shareholder value. Options are granted annually and are subject to vesting provisions to encourage officers to remain employed with the Company. Each executive officer receives stock options based upon that officer's relative position, responsibilities and performance by the individual over the previous fiscal year and the officers' anticipated performance and responsibilities in the upcoming year. Additionally, the Committee considers a hypothetical return assuming a specific increased market value for the size of the grant. The Committee also reviews the prior level of grants to the officers and to other members of senior management including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers. The size of the option grants is not related to Company performance. The Committee also utilizes data compiled by Ernst & Young, Certified Public Accountants, on stock options granted in a group of select software companies. These stock options are granted at the market price on the date of grant and will provide value to the officers only when the price of the Company's Common Stock increases over the exercise price.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee established the Chief Executive Officer's salary and target bonus levels at the beginning of fiscal 1994. Consistent with the analysis described above, the Committee increased Dr. Warnock's base salary and maintained his target bonus percentage. For all quarters, the Committee approved full payment of Dr. Warnock's target bonus. For the year, the Committee approved an additional bonus since the Company's fiscal 1994 performance on operating profit and revenue exceeded the targets, consistent with the management incentive bonus program. These approvals were based upon the revised management incentive program which focused on the Company's revenue and operating profit performance against the annual budget as updated.

    In September 1994, following the successful completion of the Company's acquisition of Aldus Corporation, the Committee increased Dr. Warnock's base salary to a midlevel percentile competitive position as stated by the Radford Associates Management survey for companies in the $500 million to $1 billion revenue range. In addition, during the fiscal year the Committee granted stock options for 100,000 shares of Common Stock to Dr. Warnock in consideration of his individual performance during 1994 and expected performance in 1995. These options were not related to Company performance in 1994. Based on Dr. Warnock's senior position, a hypothetical return assuming a specific increased market value in the Company's Common Stock, and the number of shares which continue to be subject to vesting under outstanding options, the Committee determined that a grant of 100,000 shares was appropriate.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                          William R. Hambrecht
                                          Delbert W. Yocam
                                          Robert Sedgewick

                             DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive annual retainers of $8,000 (increased to $10,000 beginning in 1995), meeting fees of $1,000 for each Board of Directors meeting attended (other than telephonic meetings) and $800 for each committee meeting attended, and reimbursement for reasonable travel expenses. In addition, each person who is a non-employee director is automatically granted on the date of the annual meeting of shareholders of the Company a restricted option to purchase shares of the Company's Common Stock under the Company's Restricted Stock Option Plan ("Restricted Option Plan") at a price per share equal to the closing price of the Company's Common Stock on that date. On December 21, 1994, the Board approved an increase of 2,500 shares to 10,000 shares as the number of options automatically granted annually to its non-employee directors, and set at 15,000 the number of options to be granted to a new director upon joining the Board. This increase will be implemented with the April 1995 grants, subject to shareholder approval.

    Each option has a term of ten years and a vesting schedule of (i) 25% at the end of twelve months from the date of grant; (ii) 25% at the end of twenty-four months from the date of grant; and (iii) the remaining 50% at the end of thirty-six months from the date of grant. The options are immediately exercisable. Options cease to be exercisable 30 days after termination of director status, unless such an exercise would subject the resigning director to a lawsuit under Section 16(b) of the 34 Act. In such an event, the timeframe for exercising vested options would be extended until the earlier of (i) the 10th day following the date on which the resigning director would no longer be subject to a 16(b) lawsuit, or (ii) the 190th day after termination of services as director. In the event of a change of control, any unexercisable portion of an option shall be fully exercisable prior to the transaction resulting in a change of control. The option will terminate to the extent it is not exercised effective as of the date of such a transaction. See "Proposal Two" for a description of the Restricted Option Plan.

                               PERFORMANCE GRAPH

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

    In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the Standard & Poor ("S&P 500") Index for the broad equity index and the Hambrecht & Quist ("H&Q") Technology Index as an industry standard for the five fiscal year period commencing December 1, 1989 and ending November 25, 1994. The stock price information shown on the graph below is not necessarily indicative of future price performance.

    Although including a stock performance graph in this proxy statement seems to suggest that executive compensation should be based on stock performance alone, the Executive Compensation Committee considers many factors in determining compensation. These factors include the Company's operating results, overall profitability, new product development, increases in market share and growth in shareholders' equity. See "Report of the Executive Compensation Committee."

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      1989       1990       1991       1992       1993       1994
Adobe Systems          100.00     135.89     260.76     182.02     259.18     361.02
H & Q Technology       100.00      85.23     119.15     149.72     165.84     192.69
S & P 500              100.00      96.53     116.17     137.62     151.52     153.11

- --------------
 * Assumes $100 invested on December 1, 1989 in the Company's Common Stock, the S&P 500 Index and the H&Q Technology Index, with reinvestment of dividends.

** For each reported year, the Company's reported dates are the last trading dates of its fiscal year ending in November, and the S&P 500 and H&Q Technology index dates are the last trading date in November.

                                  PROPOSAL TWO
                                 APPROVAL OF AN
       INCREASE IN THE (I) SHARE RESERVE; (II) AUTOMATIC ANNUAL GRANTS TO
         NON-EMPLOYEE DIRECTORS (AND AVAILABLE GRANTS TO CONSULTANTS);
        AND (III) INITIAL GRANT TO A NEW NON-EMPLOYEE DIRECTOR UNDER THE
                          RESTRICTED STOCK OPTION PLAN

    The Board of Directors and the shareholders approved the adoption of the Restricted Option Plan in March 1987 and May 1988, respectively. The Restricted Option Plan was revised by the Board in March 1989 to increase automatic annual grants to non-employee directors to 5,000 shares; in February 1990 to provide for an initial option grant of 5,000 shares to each non-employee director first elected to the Board after January 1, 1990; in December 1990 to set formally the plan share reserve at 200,000 shares; in September 1991 to provide for new SEC rule changes; and in February 1994 to increase automatic annual grants to non-employee directors to 7,500 shares and to increase the share reserve by 50,000 shares.

    An aggregate of 250,000 shares of the Company's Common Stock is currently reserved for issuance under the Restricted Option Plan. On December 21, 1994, the Board increased the share reserve under the Restricted Option Plan by 250,000 shares to a total of 500,000 shares, increased the automatic annual grant of option shares to each non-employee director (and available grants to consultants) from 7,500 to 10,000 shares, and set the initial grant for a new non-employee director at 15,000 shares, subject to shareholder approval. The Board believes that the availability of an adequate number of shares in the share reserve of the Restricted Option Plan is necessary in order to adequately compensate its non-employee directors for their services to the Company and is essential to the success of the Company. Due to the Company's recent acquisition of Aldus Corporation and resulting increase in its outstanding shares of Common Stock, the Board believes an increase in the number of shares granted to its non-employee directors each year is warranted.

    THE BOARD INCREASED THE SHARE RESERVE OF THE RESTRICTED OPTION PLAN, SUBJECT TO SHAREHOLDER APPROVAL, BY 250,000 SHARES IN CONTEMPLATION OF USING THESE SHARES FOR FUTURE GRANTS TO THE COMPANY'S NON-EMPLOYEE DIRECTORS AND CONSULTANTS, IF ANY, FOR FISCAL YEARS 1995 AND 1996. IN LIGHT OF HISTORICAL USAGE AND EXPECTED FUTURE GRANTS, THE COMPANY EXPECTS THAT A 250,000 SHARE INCREASE WILL BE ADEQUATE TO MEET THESE FORESEEABLE REQUIREMENTS.

    The Company intends to register the 250,000 share increase on Form S-8 under the Securities Act of 1933 as soon as is practicable after receiving shareholder approval.

            THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SUMMARY OF RESTRICTED OPTION PLAN TERMS

    The following summary of the Restricted Option Plan is qualified in its entirety by the specific language of the Restricted Option Plan, a copy of which will be available to any shareholder upon written request.

    ELIGIBILITY. Only non-employee directors and consultants of the Company are eligible to receive options ("Restricted Options") to purchase shares of the Company's Common Stock. Each non-employee director is automatically granted a Restricted Option to purchase 7,500 shares during each fiscal year. The Board in its discretion may grant a consultant a Restricted Option for up to an aggregate of 7,500 shares during each fiscal year. On December 21, 1994, the Board increased the number of shares automatically granted each year to non-employee directors to 10,000 shares, and increased the available grant to a consultant to 10,000 shares, and set the initial grant to a new non-employee director at 15,000 shares, subject to shareholder approval. As of February 16, 1995, six non-employee directors were eligible to participate in the Restricted Option Plan. There were no consultants eligible to participate in the plan as of February 16, 1995.

    VESTING AND CHANGE IN CONTROL OR CAPITALIZATION. The shares vest (i) 25% at the end of twelve months from the date of grant; (ii) 25% at the end of twenty-four months from the date of grant; and (iii) the remaining 50% at the end of thirty-six months from the date of grant. Unvested shares are subject to repurchase by the Company in the event that the recipient ceases to be a director or consultant to the Company. In the event of any merger, reorganization, or sale of substantially all of the Company's assets, in which there is a change in control of the Company, all Restricted Option shares shall be immediately and fully vested. If a recipient becomes an employee of the Company, the shares shall continue to vest on the schedule listed above during the recipient's employment. Appropriate adjustments are made to any outstanding options in the event of a stock dividend, stock split, or other change in the capital structure of the Company.

    ADMINISTRATION. The Restricted Option Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. The closing market price for the Company's Common Stock as of January 13, 1995 was $31.25.

    AMENDMENTS. The Board may at any time amend or terminate the Restricted Option Plan, except that shareholder approval is required to increase the number of shares authorized for issuance under the Restricted Option Plan. In addition, the rights of a recipient of Restricted Option shares granted prior to any such action by the Board may not be impaired without such recipient's consent.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRICTED OPTION PLAN

    The following summary is intended only as a general guide as to the federal income tax consequences under current law of options granted pursuant to the Restricted Option Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

    Options granted pursuant to the Restricted Option Plan are nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income on the excess of the fair market value on the date of exercise over the option exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. In the event of a same day sale of the option, the optionee recognizes ordinary income on the difference between the option exercise price and the sale price. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired upon exercise of the option. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the nonqualified stock option, provided the Company collects the required withholding amounts. Generally, the recipients will be subject to the restrictions of Section 16(b) of the 34 Act.

    The following table shows the number of options granted under the Restricted Option Plan for the fiscal year ended November 25, 1994. There are no option grants to report from the date of Board approval of the plan amendment to date under the Restricted Option Plan. Since participation in the Restricted Option Plan by consultants is at the discretion of the Board, and the number of non-employee director participants is subject to change, future grants under the Restricted Option Plan are not determinable.

                               NEW PLAN BENEFITS

                                                                                                RESTRICTED STOCK
                                                                                                  OPTION PLAN
                                                                                               ------------------
                                                                                                   NUMBER OF
                                                                                                   SECURITIES
                                                                                               UNDERLYING OPTIONS
                                      NAME AND POSITION                                             GRANTED
- ---------------------------------------------------------------------------------------------  ------------------
John E. Warnock .............................................................................          --
  Chairman of the Board and Chief Executive Officer
Charles M. Geschke ..........................................................................          --
  President and Director
William R. Hambrecht ........................................................................         7,500
  Director
Robert Sedgewick ............................................................................         7,500
  Director
William J. Spencer ..........................................................................         7,500
  Director
Delbert W. Yocam ............................................................................         7,500
  Director
Paul Brainerd ...............................................................................         7,500
  Director
Gene P. Carter ..............................................................................         7,500
  Director
Stephen A. MacDonald ........................................................................          --
  Senior Vice President and General Manager,
  System Products Division
David B. Pratt ..............................................................................          --
  Senior Vice President and General Manager,
  Application Products Division
M. Bruce Nakao ..............................................................................          --
  Senior Vice President, Finance and Administration,
  Chief Financial Officer
Executive Officer Group......................................................................          --
Non-Employee Director Group..................................................................        45,000
Non-Executive Officer Employee Group.........................................................          --

                                 PROPOSAL THREE
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP as the independent public accountants for the Company for fiscal year 1995, and recommends that the shareholders vote for ratification of such appointment. KPMG Peat Marwick has audited the Company's financial statements since 1983. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and be available to respond to appropriate questions.

            THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 OTHER BUSINESS

    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

    Proposals of shareholders intended to be presented by such shareholders at next year's Annual Meeting must be received by the Company at its principal office no later than November 1, 1995 and must satisfy the conditions established by the SEC for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                          By Order of the Board of Directors
                                          Colleen M. Pouliot
                                          VICE PRESIDENT, GENERAL COUNSEL &
                                          SECRETARY

February 28, 1995

                        ADOBE SYSTEMS INCORPORATED
                PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                   SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John Warnock and Charles Geschke, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Adobe Systems Incorporated (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025 on Wednesday, April 5, 1995 at 1:30 p.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
A vote FOR the following proposals is recommended by the Board of Directors:

                     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 through 4.
                     Whether or not you are able to attend the meeting, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

        PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
[                                                                              ]


                                                                        For All
                                                      For    Withheld    Except

                                                       O         O         O
1. Election of the four (4) Class II directors proposed in the accompanying proxy statement to serve for a two-year term.
    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR
    ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH
    THE NOMINEE'S NAME IN THE LIST BELOW.)
    John E. Warnock, Robert Sedgewick, William J.
    Spencer, Gene P. Carter.



                                                      For     Against   Abstain

                                                       O         O         O

2. Approval of an increase in the share reserve of the Restricted Stock Option Plan by 250,000 shares, increasing to 10,000 from 7,500 the number of shares subject to options automatically granted each year to non-employee directors and available to be granted to a consultant, and increasing to 15,000 from 7,500 the number of shares subject to options automatically granted to a new non-employee director upon joining the Board.


                                                      For     Against   Abstain

                                                       O         O         O

3.  Ratification of the appointment of KPMG
    Peat Marwick as the Company's independant public accountants for the next fiscal year.


                                                      For     Against   Abstain

                                                       O         O         O

4. Transacting of such other business as may properly come before the meeting or any adjournment thereof.


Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their full title. Please date the Proxy.

Signature(s):

________________________________________________________________________________

________________________________________________________________________________

Date______________________________________________________________________,1995.
                         (Be sure to date your Proxy)